                               BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                   Ratio of Earnings to Fixed Charges


                                                                 Year Ended December 31
                                                  1992        1993        1994        1995        1996
                                                          (dollar amounts expressed in thousands)

Interest costs                                  $ 191,026   $ 172,170   $ 169,170   $ 154,469   $146,234
Interest capitalized during
  the period                                        3,972       2,036       1,630       3,549     17,778
Interest factor related to
  noncapitalized leases(1)                          7,150       7,485       9,161       8,600     12,982
                                                _________   _________   _________   _________  _________
  Total fixed charges                           $ 202,148   $ 181,691   $ 179,961   $ 166,618  $ 176,994


Income (loss) before income taxes
  and minority interest                         $(252,510)  $(125,590)  $ (64,750)  $ 589,410   $ 31,340
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                        (2,119)       (922)     (1,110)    (36,861)    (1,290)
Total fixed charges                               202,148     181,691     179,961     166,618    176,994
Less: Interest capitalized                         (3,972)     (2,036)     (1,630)     (3,549)   (17,778)
      Guarantee of interest on
        ESOP debt                                 (23,380)    (22,208)    (20,717)    (19,339)   (17,874)
                                                _________   _________   _________   _________  _________

Total earnings (losses) before
  fixed charges                                 $ (79,833)  $  30,935   $  91,754   $ 696,279  $ 171,392


  Ratio of earnings to fixed
    charges(2)                                       -           -           -           4.18       -


(1)   Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)   Earnings before fixed charges were inadequate to cover total fixed charges by $281,981,000,
      $150,756,000, $88,207,000, and $5,602,000 for the years ended December 31, 1992, 1993, 1994, and 1996.